Exhibit 10.31

FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT is dated as of December 9, 2014 (this “Amendment”), among Monoprice, Inc., a California corporation (the “Borrower”), Monoprice Holdings, Inc., the financial institutions listed on the signature pages hereof as Lenders, and Bank of Montreal (“BMO”), as administrative agent (in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS
A.    The Borrower, Monoprice Holdings, Inc., the financial institutions party thereto, as Lenders, and the Administrative Agent have heretofore entered into that certain Credit Agreement, dated as of November 22, 2013 (as amended, the “Credit Agreement”); and
B.    The Borrower has asked the Lenders and the Administrative Agent to amend certain financial covenants and related definitions and the Required Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.
ARTICLE II
AMENDMENTS

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Section 2.1    Section 1.1 of the Credit Agreement is hereby amended by (i) inserting in alphabetical order the new defined term “Cash Tax Expense” and (ii) amending the defined terms “Consolidated Fixed Charge Coverage Ratio” and “New Warehouse” in their entirety and as so amended to read as set forth below:
“Cash Tax Expense” means, for any period, federal, state, local and foreign income taxes (and franchise taxes in lieu of income taxes) payable in cash for such period.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on such date or, to the extent such date of determination is not the last day of a fiscal quarter, ending immediately prior to such date less Capital Expenditures (not financed through a Debt Issuance (other than Revolving Credit Loans) or Equity Issuance permitted hereunder) for such period less Cash Tax Expense for such period; provided that (i) for the first covenant testing period after the Closing Date, Cash Tax Expense shall equal Cash Tax Expense for the fiscal quarter ending March 31, 2014, multiplied by 4, (ii) for the second covenant testing period after the Closing Date, Cash Tax Expense shall equal Cash Tax Expense for the 2 most recent fiscal quarters ending June 30, 2014, multiplied by 2, and (iii) for the third covenant testing period after the Closing Date, Cash Tax Expense shall equal Cash Tax Expense for the most recent 3 fiscal quarters ending September 30, 2014, multiplied by 4/3 to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on such date or, to the extent such date of determination is not the last day of a fiscal quarter, ending immediately prior to such date (excluding therefrom the marked-to-market liability of any Hedge Agreement, and including any amounts due as a result of the termination of a Hedge Agreement).
“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, plus (b) all scheduled payments of principal paid or required to be paid during such period with respect to Consolidated Total Funded Indebtedness; provided that for the first covenant testing period after the Closing

Date, scheduled payments of principal paid or required to be paid shall equal scheduled payments of principal paid or required to be paid for the fiscal quarter ending March 31, 2014, multiplied by 4, (ii) for the second covenant testing period after the Closing Date, scheduled payments of principal paid or required to be paid shall equal the scheduled payments of principal paid or required to be paid for the 2 most recent fiscal quarters ending June 30, 2014, multiplied by 2, and (iii) for the third covenant testing period after the Closing Date, scheduled payments of principal paid or required to be paid shall equal the scheduled payments of principal paid or required to be paid for the most recent 3 fiscal quarters ending September 30, 2014, multiplied by 4/3, plus (c) the aggregate amount of Restricted Payments made during such period permitted by Section 9.06(d)(ii).
“New Warehouse” means, additional warehouse capacity leased or purchased by the Borrower after the Closing Date.
Section 2.2.    Sections 9.15(b) of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:
(b)     Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Fixed Charge Ratio to be less than 1.20 to 1.00
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1     Credit Agreement Representations. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Credit Party hereby reaffirms, as of the date hereof, its representations and warranties contained in Article VII of the Credit Agreement, except to the extent such representation or warranty specifically relates to an earlier date, in which case such Credit Party reaffirms such representation as of such earlier date; provided further, that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects and additionally represents and warrants to the Administrative Agent and each Lender as set forth in this Article III.
Section 3.2     Authority and Validity. Each Credit Party has full right and authority to enter into this Amendment and to perform all of its obligations hereunder. This Amendment has been duly authorized, executed, and delivered by such Persons and constitutes the valid and binding obligation of each Credit Party enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
Section 3.3    Non-Contravention. This Amendment does not, nor does the performance or observance by any Credit Party hereto of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Credit Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by‑laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of such Credit Party hereto, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting such Credit Party or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Credit Party other than the Liens granted in favor of the Administrative Agent pursuant to the Security Documents.
Section 3.4    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Credit Party of this Amendment.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1    Effectiveness. This Amendment shall become effective upon execution and delivery by the Borrower, Holdings, the Administrative Agent, and the Required Lenders.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1    Ratification of and References to the Credit Agreement. Except for the amendments expressly set forth above, the Credit Agreement and each other Loan Document is hereby ratified, approved and confirmed in each and every respect. Each Credit Party hereby acknowledges and agrees that (i) the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby and (ii) the Security Documents and the rights and remedies of the Administrative Agent thereunder, the obligations of each Credit Party thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Security Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment. Reference to this specific Amendment need not be made in the Credit Agreement, the Note(s), or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
Section 5.2    Ratification of the Parent Guaranty. Holdings hereby consents to the Amendment and confirms that the Parent Guaranty and all obligations of Holdings thereunder, remains in full force and effect.
Section 5.3    Headings. The various headings of this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
Section 5.4    Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of executed counterparts of this Amendment by telecopy or by email transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original.
Section 5.5    No Other Amendments. Except for the amendments expressly set forth above, the text of the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and the Lenders and the Administrative Agent expressly reserve the right to require strict compliance with the terms of the Credit Agreement and the other Loan Documents.
Section 5.6    Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.
Section 5.7    Governing Law. This Amendment, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.
[Signature Pages Follow]

This Amendment to Credit Agreement is entered into by the parties hereto for the uses and purposes hereinabove set forth as of the date first above written.

MONOPRICE HOLDINGS, INC., as Holdings
By: /s/ Eric M. Emans
Name: Eric M. Emans
Title: CFO
MONOPRICE, INC., as Borrower
By: /s/ Eric M. Emans
Name: Eric M. Emans
Title: CFO

Signature Page to Monoprice, Inc.
First Amendment to Credit Agreement

BANK OF MONTREAL, as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By: /s/ Gregory F. Tomczyk
Name: Gregory F. Tomczyk
Title: Director

Signature Page to Monoprice, Inc.
First Amendment to Credit Agreement

BANK OF AMERICA, N.A., as Lender
By: /s/ Ronald J. Drobney
Name: Ronald J. Drobney
Title: Senior Vice President

Signature Page to Monoprice, Inc.
First Amendment to Credit Agreement

WELLS FARGO BANK, N.A., as Lender
By: /s/ Cheryl L. Ebner
Name: Cheryl L. Ebner
Title: SVP & Relationship Manager

Signature Page to Monoprice, Inc.
First Amendment to Credit Agreement